Exhibit 15

LIMITED GUARANTY

This LIMITED GUARANTY, dated as of December 1, 2016 (this “Limited Guaranty”), is made by Mr. Leilei Wang (the “Guarantor”) in favor of KongZhong Corporation, an exempted company with limited liability incorporated under the laws of the Cayman Islands (the “Guaranteed Party”).

1.       Limited Guaranty. To induce the Guaranteed Party to enter into an Agreement and Plan of Merger, dated as of the date hereof (as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with its terms, the “Merger Agreement”; capitalized terms used but not defined herein shall have the meanings given to such terms in the Merger Agreement) among Linkedsee Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Parent”), Wiseman International Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands and a wholly-owned subsidiary of Parent (“Merger Sub”), and the Guaranteed Party, pursuant to which Merger Sub will merge with and into the Guaranteed Party (the “Merger”), the Guarantor, intending to be legally bound, hereby absolutely, irrevocably and unconditionally guarantees to the Guaranteed Party, as primary obligor and not merely as a surety, the due and punctual payment and discharge of 25.165% (the “Guaranteed Percentage”) of (i) the payment obligations of Parent to the Guaranteed Party under Section 8.06(b) of the Merger Agreement, (ii) the reimbursement obligations of Parent pursuant to Section 8.06(c) of the Merger Agreement and (iii) the indemnification, reimbursement and expense obligations of Parent under Section 6.07 of the Merger Agreement if, as and when those obligations become payable and due under the Merger Agreement (collectively, the “Guaranteed Obligations”), provided that in no event shall the maximum liability of the Guarantor hereunder exceed the Guaranteed Percentage of an amount equal to (a) US$2,617,139 minus (b) any portion of the Guaranteed Obligations that have been paid by Parent or Merger Sub (such limitation on the liability that the Guarantor may have for the Guaranteed Obligations being herein referred to as the “Cap”), it being understood that this Limited Guaranty may not be enforced against the Guarantor without giving effect to the Cap (and to the provisions of Sections 7 and 8 hereof). This Limited Guaranty may be enforced for the payment of money only. All payments hereunder shall be made in lawful money of the United States, in immediately available funds and free and clear of any and all encumbrances of whatsoever type. The Guarantor acknowledges that the Guaranteed Party entered into the transactions contemplated by the Merger Agreement in reliance upon the execution of this Limited Guaranty. This Limited Guaranty is substantially identical to the other limited guarantees given by the other guarantors (the “Other Guarantors”) dated on or around the date hereof in favor of the Guaranteed Party with respect to the Merger Agreement, and the obligations of the Guarantor and the Other Guarantors shall be several and not joint.

If Parent or Merger Sub fails to discharge any Guaranteed Obligations when due, then the Guarantor shall, on the Guaranteed Party’s demand, forthwith pay to the Guaranteed Party the Guaranteed Obligations (subject to the Cap), and the Guaranteed Party may at any time and from time to time, at the Guaranteed Party’s option, and so long as Parent or Merger Sub has failed to discharge the Guaranteed Obligations, take

1

any and all actions available hereunder to collect the Guarantor’s liability hereunder in respect of such Guaranteed Obligations, subject to the Cap.

In furtherance of the foregoing, the Guarantor acknowledges that the Guaranteed Party may, in its sole discretion, bring and prosecute a separate action or actions against the Guarantor for the full amount of the Guaranteed Obligations (subject to the Cap), regardless of whether any such action is brought against Parent, Merger Sub or any of the Other Guarantors or whether Parent, Merger Sub or any of the Other Guarantors is joined in any such action or actions. The Guarantor agrees to pay on demand all reasonable and documented out-of-pocket expenses and fees incurred by the Guaranteed Party in commencing the enforcement of its right hereunder in the event (i) the Guarantor asserts in any arbitration, litigation or other proceeding that this Limited Guaranty is illegal, invalid or unenforceable in accordance with its terms and the Guaranteed Party prevails in such arbitration, litigation or other proceeding or (ii) the Guarantor fails or refuses to make any payment to the Guaranteed Party hereunder when due and payable and it is determined judicially or by arbitration that the Guarantor is required to make such payment hereunder.

The parties hereto acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Limited Guaranty were not performed in accordance with its specific terms or were otherwise breached and further agree that the Guaranteed Party shall be entitled to an injunction, specific performance and other equitable relief against the Guarantor to prevent breaches of this Limited Guaranty and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which it is entitled at law or in equity, and shall not be required to provide any bond or other security in connection with any such order or injunction. The Guarantor further agrees not to oppose the granting of any such injunction, specific performance and other equitable relief on the basis that (i) the Guaranteed Party has an adequate remedy at law or (ii) an award of an injunction, specific performance or other equitable relief is not an appropriate remedy for any reason at law or in equity.

2.       Nature of Guaranty. The Guarantor’s liability hereunder is absolute, unconditional, irrevocable and continuing irrespective of any modification, amendment or waiver of or any consent to departure from the Merger Agreement that may be agreed to by Parent or Merger Sub. Without limiting the foregoing, the Guaranteed Party shall not be obligated to file any claim relating to the Guaranteed Obligations in the event that Parent or Merger Sub becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of the Guaranteed Party to so file shall not affect the Guarantor’s obligations hereunder. In the event that any payment hereunder is rescinded or must otherwise be, and is, returned to the Guarantor for any reason whatsoever, the Guarantor shall remain liable hereunder as if such payment had not been made. This Limited Guaranty is a guarantee of payment and not of collection.

3.       Changes in Obligations, Certain Waivers. The Guarantor agrees that the Guaranteed Party may, in its sole discretion, at any time and from time to time, without notice to or further consent of the Guarantor, extend the time of payment of any of the Guaranteed Obligations, and may also make any agreement with Parent or Merger Sub,

2

for the extension, renewal, payment, compromise, discharge or release thereof, in whole or in part, or for any modification of the terms thereof or of any agreement between the Guaranteed Party and Parent, Merger Sub or such other person without in any way impairing or affecting the Guarantor’s obligations under this Limited Guaranty or affecting the validity or enforceability of this Limited Guaranty. The Guarantor agrees that the obligations of the Guarantor hereunder shall not be released or discharged, in whole or in part, or otherwise affected by: (a) the failure or delay on the part of the Guaranteed Party to assert any claim or demand or to enforce any right or remedy against Parent or Merger Sub or any other Person interested in the transactions contemplated in the Merger Agreement; (b) any change in the time, place or manner of payment of any of the Guaranteed Obligations, or any waiver, compromise, consolidation or other amendment or modification of any of the terms or provisions of the Merger Agreement made in accordance with the terms thereof; (c) the addition, substitution, any legal or equitable discharge or release (in the case of a discharge or release, other than a discharge or release of the Guarantors with respect to the Guaranteed Obligations as a result of payment in full of the Guaranteed Obligations in accordance with their terms, a discharge or release of Parent with respect to the Guaranteed Obligations under the Merger Agreement, or as a result of defenses to the payment of the Guaranteed Obligations that would be available to Parent under the Merger Agreement) of the Guarantors or any person; (d) any change in the corporate existence, structure or ownership of Parent or Merger Sub; (e) any insolvency, bankruptcy, reorganization or other similar proceeding affecting Parent, Merger Sub or any other person now or hereafter liable with respect to the Guaranteed Obligations or otherwise interested in the transactions contemplated by the Merger Agreement (including any Other Guarantor); (f) the existence of any claim, set-off or other right which the Guarantor may have at any time against Parent, Merger Sub or the Guaranteed Party, whether in connection with the Guaranteed Obligations or otherwise; (g) the adequacy of any other means the Guaranteed Party may have of obtaining payment related to the Guaranteed Obligations; or (h) any act or omission by Parent or Merger Sub which directly or indirectly results in or aids in the discharge or release of Parent or Merger Sub or any portion of the Guaranteed Obligations by operation of law or otherwise. To the fullest extent permitted by law, the Guarantor hereby expressly waives any and all rights or defenses arising by reason of any law which would otherwise require any election of remedies by the Guaranteed Party. The Guarantor waives promptness, diligence, notice of the acceptance of this Limited Guaranty and of the Guaranteed Obligations, presentment, demand for payment, notice of non-performance, default, dishonor and protest, notice of any Guaranteed Obligations incurred and all other notices of any kind (other than notices to Parent or Merger Sub pursuant to the Merger Agreement), all defenses which may be available by virtue of any valuation, stay, moratorium law or other similar law now or hereafter in effect or any right to require the marshalling of assets of Parent or Merger Sub or any other person now or hereafter liable with respect to the Guaranteed Obligations or otherwise interested in the transactions contemplated by the Merger Agreement, and all suretyship defenses generally (other than defenses to the payment of the Guaranteed Obligations (x) that are available to Parent or Merger Sub under the Merger Agreement and this Limited Guaranty, (y) in respect of a breach by the Guaranteed Party of this Limited Guaranty or (z) in respect of fraud or willful misconduct of the Guaranteed Party or any of its

3

Affiliates in connection with the Merger Agreement or this Limited Guaranty, including, without limitation, any event, condition or circumstance that might be construed to constitute an equitable or legal discharge of the Guarantor’s obligations hereunder). The Guarantor acknowledges that he will receive substantial direct and indirect benefits from the transactions contemplated by the Merger Agreement and that the waivers set forth in this Limited Guaranty are knowingly made in contemplation of such benefits. The Guarantor covenants and agrees that he shall not institute, and shall cause his Affiliates not to institute, any proceeding asserting that this Limited Guaranty is illegal, invalid or unenforceable in accordance with its terms.

The Guarantor hereby unconditionally waives any rights that he may now have or hereafter acquire against Parent or Merger Sub that arise from the existence, payment, performance, or enforcement of the Guarantor’s obligations under or in respect of this Limited Guaranty (subject to the Cap), including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Guaranteed Party against Parent or Merger Sub, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from Parent or Merger Sub, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, and the Guarantor shall not exercise any such rights unless and until all amounts payable by the Guarantor under this Limited Guaranty (which shall be subject to the Cap) shall have been indefeasibly paid in full in immediately available funds. If any amount shall be paid to the Guarantor in violation of the immediately preceding sentence at any time prior to the payment in full in immediately available funds of all amounts payable under this Limited Guaranty (which shall be subject to the Cap), such amount shall be received and held in trust for the benefit of the Guaranteed Party, shall be segregated from other property and funds of the Guarantor and shall forthwith be promptly paid or delivered to the Guaranteed Party in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to all amounts payable by the Guarantor under this Limited Guaranty. Notwithstanding anything to the contrary contained in this Limited Guaranty or otherwise, the Guaranteed Party hereby agrees that (a) to the extent that Parent and/or Merger Sub is relieved of any of the Guaranteed Obligations under the Merger Agreement, the Guarantor shall be similarly relieved of his corresponding payment obligations under this Limited Guaranty, and (b) the Guarantor shall have all defenses to the payment of his obligations under this Limited Guaranty (which in any event shall be subject to the Cap) that would be available to Parent and/or Merger Sub under the Merger Agreement with respect to the Guaranteed Obligations, as well as any defenses in respect of any fraud or willful misconduct of the Guaranteed Party or its Affiliates.

4.       Representations and Warranties. The Guarantor hereby represents and warrants that:

(a)       he has all requisite power and authority to execute, deliver and perform this Limited Guaranty and the execution, delivery and performance of

4

this Limited Guaranty do not contravene any law, regulation, rule, decree, order, judgment or contractual restriction binding on the Guarantor or his assets;

(b)       except as is not, individually or in the aggregate, reasonably likely to impair or delay the Guarantor’s performance of his obligations in any material respect, all consents, approvals, authorizations, permits of, filings with and notifications to, any governmental authority necessary for the due execution, delivery and performance of this Limited Guaranty by the Guarantor have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any governmental authority or regulatory body is required in connection with the execution, delivery or performance of this Limited Guaranty;

(c)       assuming due execution and delivery of the Merger Agreement by all parties thereto, this Limited Guaranty constitutes a legal, valid and binding obligation of the Guarantor enforceable against the Guarantor in accordance with its terms, subject to: (A) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting creditors’ rights generally, and (B) general equitable principles (whether considered in a proceeding in equity or at law); and

(d)       the Guarantor has the financial capacity to pay and perform his obligations under this Limited Guaranty, and all funds necessary for the Guarantor to fulfill his obligations under this Limited Guaranty shall be available to the Guarantor for so long as this Limited Guaranty shall remain in effect in accordance with Section 7 hereof.

The Guaranteed Party hereby represents and warrants that:

(a)       the execution, delivery and performance of this Limited Guaranty have been duly authorized by all necessary action and do not contravene any provision of the Guaranteed Party’s charter, bylaws, or any law, regulation, rule, decree, order, judgment or contractual restriction applicable to or binding on the Guaranteed Party or its assets;

(b)       all consents, approvals, authorizations, permits of, filings with and notifications to, any governmental authority necessary for the due execution, delivery and performance of this Limited Guaranty by the Guaranteed Party have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any governmental authority or regulatory body is required in connection with the execution, delivery or performance of this Limited Guaranty; and

(c)       assuming due execution and delivery of the Merger Agreement by all parties thereto, this Limited Guaranty constitutes a legal, valid and binding obligation of the Guaranteed Party enforceable against the Guaranteed Party in accordance with its terms, subject to: (A) the effects of bankruptcy, insolvency,

5

fraudulent conveyance, reorganization, moratorium or other similar laws affecting creditors’ rights generally, and (B) general equitable principles (whether considered in a proceeding in equity or at law).

5.       No Assignment. Neither the Guarantor nor the Guaranteed Party may assign or delegate his/its rights, interests or obligations hereunder to any other person (except by operation of law) without the prior written consent of the Guaranteed Party (in the case of an assignment or delegation by the Guarantor) or the Guarantor (in the case of an assignment or delegation by the Guaranteed Party); provided, however, that the Guarantor may assign or delegate all or part of his rights, interests and obligations hereunder, without the prior written consent of the Guaranteed Party, to any other person to which he has allocated all or a portion of his capital commitment to Beijing Wuxing Rongcheng Technology Ltd. (“Holdco”) pursuant to the Equity Commitment Letter; provided, further, that no such assignment or delegation shall relieve the Guarantor of his obligations hereunder as a primary obligor.

6.       Notices. All notices, requests, claims, demands and other communications hereunder shall be given (and shall be deemed to have been duly received if given) in writing by hand delivery, by facsimile transmission with confirmation of receipt, or by overnight delivery by a nationally recognized courier service, in each case to the address (or facsimile number) listed below (or to such other address or facsimile number as a party may designate by notice to other parties) as follows:

if to the Guarantor:

35th Floor, Tengda Plaza

No. 168 Xizhimenwai Street

Beijing, 100044, China
Attention: Mr. Leilei Wang
Facsimile: 8610-68109402

with a copy (which shall not constitute notice) to:

Davis Polk & Wardwell LLP
2201 China World Office 2
1 Jian Guo Men Wai Avenue
Chao Yang District, Beijing 100004, PRC
Attention: Howard Zhang
Facsimile: +86 10 8567 5102

If to the Guaranteed Party, as provided in the Merger Agreement.

7.       Continuing Guaranty. This Limited Guaranty may not be revoked or terminated and shall remain in full force and effect until the Guaranteed Obligations have been indefeasibly paid in full. Notwithstanding the foregoing or anything express or implied in this Limited Guaranty or otherwise, this Limited Guaranty shall terminate and the Guarantor shall have no further obligations under or in connection with this Limited

6

Guaranty as of the earliest of: (i) the Effective Time, if the Closing occurs; (ii) the payment by the Guarantor of the Guaranteed Obligations in full (subject to the Cap); (iii) the termination of the Merger Agreement in accordance with its terms by mutual consent of the parties thereto or in circumstances where the Parent Termination Fee is not payable; and (iv) in the case of a termination of the Merger Agreement for which the Parent Termination Fee is payable, the date falling 180 days after such termination (unless, in the case of clause (iv) above, the Guaranteed Party has previously made a claim under this Limited Guaranty prior to such date, in which case this Limited Guaranty shall terminate upon the final, non-appealable resolution of such action and satisfaction by the Guarantor of any obligations finally determined or agreed to be owed by the Guarantor, consistent with the terms hereof). Notwithstanding the foregoing or anything express or implied in this Limited Guaranty or otherwise, in the event that the Guaranteed Party or any of its Affiliates asserts in any litigation or other proceeding that the provisions of Section 1 hereof limiting the Guarantor’s liability to the Cap and limiting the Guaranteed Party’s enforcement hereof to the payment of money only or the provisions of this Section 7 or Section 8 hereof are illegal, invalid or unenforceable in whole or in part, or asserts that the Guarantor is liable in respect of the Guaranteed Obligations in excess of or to a greater extent than the Cap, or asserts any theory of liability against any Non-Recourse Party (as defined in Section 8 hereof) with respect to this Limited Guaranty, the equity commitment letter entered into between the Guarantor and Holdco dated as of the date hereof (the “Equity Commitment Letter”), the Merger Agreement, any other agreement or instrument delivered in connection with this Limited Guaranty or the Merger Agreement, or the transactions contemplated hereby or thereby, other than Retained Claims (as defined in Section 8 hereof) asserted by the Guaranteed Party against the Non-Recourse Party(ies) against which such Retained Claims may be asserted pursuant to Section 8, then: (i) the obligations of the Guarantor under or in connection with this Limited Guaranty shall terminate ab initio and be null and void, (ii) if the Guarantor has previously made any payments under or in connection with this Limited Guaranty, he shall be entitled to recover and retain such payments, and (iii) neither the Guarantor nor any other Non-Recourse Parties shall have any liability whatsoever (whether at law or in equity, whether sounding in contract, tort, statute or otherwise) to the Guaranteed Party or any other person in any way under or in connection with this Limited Guaranty, the Merger Agreement, any other agreement or instrument delivered in connection with this Limited Guaranty or the Merger Agreement (including, without limitation, the Equity Commitment Letter), or the transactions contemplated hereby or thereby.

8.       No Recourse. The Guaranteed Party acknowledges and agrees that the sole asset of Parent and Merger Sub is cash in a de minimis amount and that no additional funds are expected to be contributed to Parent or Merger Sub unless and until the Closing occurs under the Merger Agreement. Notwithstanding anything that may be expressed or implied in this Limited Guaranty, the Merger Agreement or the Equity Commitment Letter (collectively, the “Transaction Agreements”), or in any agreement or instrument delivered or statement made or action taken in connection with, or that otherwise in any manner relates to, the transactions contemplated by any of the Transaction Agreements or the negotiation, execution, performance or breach of any Transaction Agreement (this Limited Guaranty, the other Transaction Agreements and such agreements, instruments,

7

statements and actions collectively, “Transaction-Related Matters”), and notwithstanding any equitable, common law or statutory right or claim that may be available to the Guaranteed Party or any of its Affiliates, by its acceptance of the benefits of this Limited Guaranty, the Guaranteed Party covenants, acknowledges and agrees, on behalf of itself and its Affiliates, that:

(a)       no Non-Recourse Party (as hereinafter defined) has or shall have any obligations (whether of an equitable, contractual, tort, statutory or other nature) under, in connection with or in any manner related to any Transaction-Related Matter, other than (i) Parent’s and/or Merger Sub’s obligation to make a cash payment to the Guaranteed Party under and pursuant to the terms of the Merger Agreement and, without duplication, the Guarantor’s obligation to make a cash payment to the Guaranteed Party under and pursuant to the terms of this Limited Guaranty (subject to the Cap), (ii) Parent’s and/or Merger Sub’s obligation to cause the equity financing to be funded when and if the Guaranteed Party seeks specific performance of such obligation pursuant to, in accordance with, and subject to the limitations set forth in Section 9.07 of the Merger Agreement, and (iii) the Guarantor’s obligation to specifically perform his obligation to make an equity contribution to Holdco pursuant to the Equity Commitment Letter, when and if the conditions thereto have been satisfied and Holdco or the Company seeks specific performance of such obligation pursuant to, in accordance with, and subject to the limitations set forth in Section 5 of the Equity Commitment Letter, and Section 9.07 of the Merger Agreement (the claims described in the foregoing clauses (i) through (iii), collectively, the “Retained Claims”);

(b)       no recourse (whether under an equitable, contractual, tort, statutory or other claim or theory) under, in connection with or in any manner related to any Transaction-Related Matter shall be sought or had against (and, without limiting the generality of the foregoing, no liability shall attach to) any Non-Recourse Party, whether through Holdco, Parent, Merger Sub, or any other person interested in the transactions contemplated by any Transaction Agreement or otherwise, whether by or through theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization, or any other attempt to avoid or disregard the entity form of any Non-Recourse Party, by or through a claim by or on behalf of the Guaranteed Party, Holdco, Parent, Merger Sub or any other person against any Non-Recourse Party, by the enforcement of any assessment, by any legal or equitable proceeding, by virtue of any applicable law, or otherwise, except for Retained Claims; and

(c)       neither the Guaranteed Party nor any of its Affiliates has relied on any statement, representation or warranty or assurance made by, or any action taken by, any person in connection with or in any manner related to a Transaction-Related Matter, other than those made by (i) the Guarantor in this Limited Guaranty, (ii) Parent and Merger Sub in the Merger Agreement, and (iii) the Guarantor in the Equity Commitment Letter.

8

The Retained Claims shall be the sole and exclusive remedy (whether at law or in equity, whether sounding in contract, tort, statute or otherwise) of the Guaranteed Party, all of its Affiliates and any person purporting to claim by or through any of them or for the benefit of any of them against any or all of the Non-Recourse Parties in respect of any claims, liabilities or obligations arising in any way under, in connection with or in any manner related to any Transaction-Related Matter. To the fullest extent permitted by law, the Guaranteed Party, on behalf of itself and its Affiliates, hereby releases, remises and forever discharges all claims (other than Retained Claims) that the Guaranteed Party, or any of its Affiliates, has had, now has or might in the future have against any Non-Recourse Party arising in any way under, in connection with or in any manner related to any Transaction-Related Matter (other than the Retained Claims). The Guaranteed Party hereby covenants and agrees that, other than with respect to the Retained Claims, it shall not, and it shall cause its Affiliates not to, institute any proceeding or bring any claim in any way under, in connection with or in any manner related to any Transaction-Related Matter (whether at law or in equity, whether sounding in contract, tort, statute or otherwise) against any Non-Recourse Party. Other than the Non-Recourse Parties, no person other than the Guarantor and the Guaranteed Party shall have any rights or remedies under, in connection with or in any manner related to this Limited Guaranty or the transactions contemplated hereby.

As used herein, the term “Non-Recourse Parties” means the Guarantor and any and all former, current or future equity holders, controlling persons, directors, officers, employees, agents, members, managers, management companies, general or limited partners, assignees or Affiliates of the Guarantor (including but not limited to Holdco, Parent and Merger Sub) and any and all former, current or future equity holders, controlling persons, directors, officers, employees, agents, members, managers, management companies, general or limited partners, assignees or Affiliates of any of the foregoing, and any and all former, current or future heirs, executors, administrators, trustees, successors or assigns of any of the foregoing, and the providers of the Debt Financing.

9.       Governing Law; Dispute Resolution. This Limited Guaranty shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to any choice of law or other conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York. Any disputes, actions and proceedings against any party or arising out of or in any way relating to this Limited Guaranty shall be submitted to the Hong Kong International Arbitration Centre (“HKIAC”) and resolved in accordance with the Arbitration Rules of HKIAC in force at the relevant time and as may be amended by this Section 9 (the “HKIAC Rules”). The place of arbitration shall be Hong Kong. The official language of the arbitration shall be English and the arbitration tribunal shall consist of three arbitrators (each, an “Arbitrator”). The claimant(s), irrespective of number, shall nominate jointly one Arbitrator; the respondent(s), irrespective of number, shall nominate jointly one Arbitrator; and a third Arbitrator will be nominated jointly by the first two Arbitrators and shall serve as chairman of the arbitration tribunal. In the event the claimant(s) or respondent(s) or the first two Arbitrators shall fail to nominate or agree the joint

9

nomination of an Arbitrator or the third Arbitrator within the time limits specified by the HKIAC Rules, such Arbitrator shall be appointed promptly by the HKIAC. The arbitration tribunal shall have no authority to award punitive or other punitive-type damages. The award of the arbitration tribunal shall be final and binding upon the disputing parties. Any party to an award may apply to any court of competent jurisdiction for enforcement of such award and, for purposes of the enforcement of such award, the parties irrevocably and unconditionally submit to the jurisdiction of any court of competent jurisdiction and waive any defenses to such enforcement based on lack of personal jurisdiction or inconvenient forum.

10.       Counterparts. This Limited Guaranty shall not be effective until it has been executed and delivered by all parties hereto. This Limited Guaranty may be executed by facsimile or electronic transmission in pdf format, and in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

11.       Third Party Beneficiaries. This Limited Guaranty shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns, and nothing express or implied in this Limited Guaranty is intended to, or shall, confer upon any other person any benefits, rights or remedies under or by reason of, or any rights (other than the right of Beijing Kongzhong Xinshi Information and Technology Co., Ltd. (北京空中信使信息技术有限公司), a wholly owned subsidiary of the Guaranteed Party, which is hereby expressly made a third party beneficiary to this Limited Guaranty) to enforce or cause the Guaranteed Party to enforce, the obligations set forth herein; except that as a material aspect of this Limited Guaranty the parties hereto intend that all Non-Recourse Parties other than the Guarantor shall be, and such Non-Recourse Parties are, intended third party beneficiaries of this Limited Guaranty who may rely on and enforce the provisions of this Limited Guaranty that bar the liability, or otherwise protect the interests, of such Non-Recourse Parties.

12.       Confidentiality. This Limited Guaranty shall be treated as confidential and is being provided to the Guaranteed Party solely in connection with the Merger. This Limited Guaranty may not be used, circulated, quoted or otherwise referred to in any document, except with the written consent of the Guarantor, provided that no such written consent is required for any disclosure of the existence or content of this Limited Guaranty by the Guaranteed Party: (i) to its Affiliates and its representatives; or (ii) to the extent required by law or the rules of any self-regulatory organization or securities exchange.

13.       Miscellaneous.

(a)       This Limited Guaranty, together with the Merger Agreement, Equity Commitment Letter, Contribution Agreement (if applicable) and any other agreement or instrument delivered in connection with the transactions contemplated by the Merger Agreement, constitute the entire agreement with respect to the subject matter hereof and supersedes any and all prior discussions,

10

negotiations, proposals, undertakings, understandings and agreements, whether written or oral, among the Guarantor or any of his Affiliates, on the one hand, and the Guaranteed Party or any of its Affiliates, on the other hand. No amendment, supplementation, modification or waiver of this Limited Guaranty or any provision hereof shall be enforceable unless approved by the Guaranteed Party and the Guarantor in writing. The Guaranteed Party and its Affiliates are not relying upon any prior or contemporaneous statement, undertaking, understanding, agreement, representation or warranty, whether written or oral, made by or on behalf of the Guarantor or any other Non-Recourse Party in connection with this Limited Guaranty except as expressly set forth herein by the Guarantor. The Guarantor and his Affiliates are not relying upon any prior or contemporaneous statement, undertaking, understanding, agreement, representation or warranty, whether written or oral, made by or on behalf of the Guaranteed Party in connection with this Limited Guaranty except as expressly set forth herein by the Guaranteed Party.

(b)       Any term or provision of this Limited Guaranty that is invalid or unenforceable in any jurisdiction shall be, as to such jurisdiction, ineffective solely to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction; provided, however, that this Limited Guaranty may not be enforced without giving effect to the limitation of the amount payable by the Guarantor hereunder up to the Cap provided in Section 1 hereof and to the provisions of Sections 7 and 8 hereof. Each party hereto covenants and agrees that he/it shall not assert, and shall cause his/its respective Affiliates and representatives not to assert, that this Limited Guaranty or any part hereof is invalid, illegal or unenforceable in accordance with its terms.

(c)       The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Limited Guaranty.

(d)       All parties hereto acknowledge that each party and his/its counsel have reviewed this Limited Guaranty and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Limited Guaranty.

[Remainder of page intentionally left blank]

11

IN WITNESS WHEREOF, the Guarantor has caused this Limited Guaranty to be executed and delivered as of the date first written above.

Leilei Wang

By:	/s/ WANG Leilei
Name: WANG Leilei
Title: in personal capacity

[Signature Page to Limited Guaranty]

IN WITNESS WHEREOF, the Guaranteed Party has caused this Limited Guaranty to be executed and delivered as of the date first written above by its officer thereunto duly authorized.

KongZhong Corporation

By:	/s/ Tai Fan
Name: Tai Fan
Title: Authorized Signatory

[Signature Page to Limited Guaranty]